                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.   )

Filed by the Registrant[X]

Filed by a Party other than the Registrant[ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

--------------------------------------------------------------------------------

                              GENICOM CORPORATION
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

       1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------
       2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------
       4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------
       5) Total fee paid:

       -------------------------------------------------------------------------

[ ]  Fee paid previously by written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:

       -------------------------------------------------------------------------
       2) Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------
       3) Filing Party:

       -------------------------------------------------------------------------
       4) Date Filed:

       -------------------------------------------------------------------------

                              GENICOM CORPORATION


              14800 CONFERENCE CENTER DRIVE, SUITE 400, WESTFIELDS
                           CHANTILLY, VIRGINIA 20151

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD WEDNESDAY, MAY 19, 1999

TO THE HOLDERS OF GENICOM CORPORATION COMMON STOCK:

The annual meeting of stockholders of GENICOM Corporation (the "Company") will be held at the Company's headquarters, 14800 Conference Center Drive, Suite 400, Westfields, Chantilly, Virginia 20151 on May 19, 1999 at 2:00 P.M. Eastern Daylight Time, for the following purposes:

1.   To elect four directors for a one-year term;

2. To consider and vote upon an amendment to the Company's 1997 Stock Option Plan to increase the number of shares of Common Stock issuable under the Plan by 600,000 shares;

3. To ratify the selection of PricewaterhouseCoopers L.L.P. as the Company's independent certified public accountants for fiscal year 1999; and

4. To transact such other business as may properly come before the meeting and any adjournments thereof.

Only stockholders of record at the close of business on March 29, 1999 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

Whether or not you expect to attend the meeting, please sign, date and return promptly the enclosed proxy. The proxy is revocable and you may vote your shares in person if you attend the meeting and wish to do so.

Your attention is directed to the accompanying proxy statement.

You are cordially invited to attend the meeting,

                                        By Order of the Board of Directors


                                          /s/ Robert L. Burrus

April 9, 1999                           Robert L. Burrus, Jr., Secretary

                              GENICOM CORPORATION

              14800 CONFERENCE CENTER DRIVE, SUITE 400, WESTFIELDS
                           CHANTILLY, VIRGINIA 20151

                                PROXY STATEMENT

                              GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of GENICOM Corporation, a Delaware corporation (the "Company"), from the holders of the Company's common stock for use at the annual meeting of stockholders to be held on May 19, 1999, and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are being sent or given to stockholders on or about April 9, 1999. A copy of the Company's Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended January 3, 1999, is being mailed with this Proxy Statement.

In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than their regular compensation, may solicit proxies by telephone, facsimile, telegraph and personal interview. The Company will bear the cost of all solicitation.

On March 29, 1999, the date for determining stockholders entitled to vote at the meeting, there were 11,609,083 shares of the Company's common stock (the "Common Stock") outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote at the Annual Meeting.

The presence of holders of the majority of the issued and outstanding stock of the Company, in person or by properly executed proxies, is required to constitute a quorum to transact business at the Annual Meeting. Abstentions, votes withheld in the election of directors and broker non-votes are counted as present for purposes of determining a quorum.

The directors shall be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting, if a quorum is present. With regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors. Approval of the other proposals shall be decided by majority vote of the shares of Common Stock entitled to vote held by stockholders present in person or by proxy. With respect to the proposals to increase the number of shares of Common Stock issuable under the 1997 Stock Option Plan by 600,000 shares, and to ratify the selection of PricewaterhouseCoopers L.L.P. as the Company's independent accountants for the current year, stockholders may vote in favor of or against these proposals, or may abstain from voting. Abstentions will be counted as votes against in tabulations of the votes cast on these proposals, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Stockholders should specify their choices on the enclosed form of proxy card. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy card will be voted FOR the election of all nominees for the office of director, FOR the amendment to increase the number of shares of Common Stock issuable under the Company's 1997 Stock Option Plan, and FOR ratification of the appointment of PricewaterhouseCoopers L.L.P. as the Company's independent accountants.

A stockholder who has returned a proxy may revoke it at any time before it is voted at the Annual Meeting. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a later dated proxy relating to the same shares of Common Stock or by attending the Annual Meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Secretary, GENICOM Corporation, c/o McGuire Woods Battle & Boothe LLP, One James Center, 901 East Cary Street, Richmond, Virginia 23219-4030, Attention:
Robert L. Burrus, Jr., Esquire.

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth information as of February 26, 1999, with respect to the ownership of shares of Common Stock by all persons known by the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock, each director of the Company, the named executive officers, and directors and executive officers of the Company as a group.



NAME AND ADDRESS OF BENEFICIAL OWNER          STOCK BENEFICIALLY OWNED (1)        PERCENTAGE OF CLASS
------------------------------------          ----------------------------        -------------------
Piedmont Capital Management Corporation                1,634,800                         12.9%
One James Center, Suite 1500
Richmond, Virginia 23219

Kenneth B. Funsten (2)                                  8 48,500                          6.7%
121 Outrigger Mall
Marina del Rey, CA 90292

GE Fund                                                  773,640                          6.1%
3135 Easton Turnpike
Fairfield, Connecticut 06431

Dimensional Fund Advisors Inc. (3)                       739,600                          5.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Skyline Asset Management, L.P.                           718,200                          5.7%
311 South Wacker Drive, Suite 4500
Chicago, IL 60606

Don E. Ackerman (5)                                      300,386                          2.4%

John G. Hill (6)                                          12,000                           *

Paul T. Winn (7)                                         553,000                          4.4%

James C. Gale (8)                                         93,241                           *

Michel P. Du Rang (11)                                     8,373                           *

Harold L. McIlroy (9)                                     42,182                           *

B. Garrett Buttner (10)                                   59,318                           *

All directors and officers as a group (12)             1,207,241                          9.5%
[10 persons]

*    Indicates beneficial ownership less than 1.0%

(1) Unless otherwise noted, each beneficial owner has sole voting power and sole investment power with respect to the securities beneficially owned.

(2) Based solely on our review of his Form 13G, Kenneth B. Funsten, in his capacity as an investment advisor and/or general partner for a number of private investment vehicles, including 520,000 shares held by FamCO Value Income Partners, L.P. is deemed to have beneficial ownership of 848,500 shares of GENICOM Corporation stock as of January 3, 1999. Mr. Funsten disclaims beneficial ownership of any shares held by him indirectly through such investment vehicle.

(3) Based solely on our review of their Form 13G, Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 739,600 shares of GENICOM Corporation stock as of January 3, 1999, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(4) Based solely on our review of their Form 13G, Skyline Asset Management, L.P. ("Skyline"), a registered investment advisor, is deemed to have beneficial ownership of 718,200 shares of GENICOM Corporation stock as of January 3, 1999. Skyline disclaims beneficial ownership of all such shares.

(5) Stock beneficially owned by Mr. Ackerman includes 4,000 options exercisable within 60 days.


(6) Stock beneficially owned by Mr. Hill includes 2,000 options exercisable within 60 days.


(7) Stock beneficially owned by Mr. Winn includes 497,000 options exercisable within 60 days.

(8) Stock beneficially owned by Mr. Gale includes 83,241 options exercisable within 60 days.

(9) Stock beneficially owned by Mr. McIlroy includes 42,182 options exercisable within 60 days.

(10) Stock beneficially owned by Mr. Buttner includes 54,318 options exercisable within 60 days.


(11) Stock beneficially owned by Mr. Du Rang consists solely of options exercisable within 60 days.

(12) Stock beneficially owned includes 813,155 options exercisable within 60 days.


                             ELECTION OF DIRECTORS

The terms of Messrs. Don E. Ackerman, John G. Hill, Abraham Ostrovsky, and Paul
T. Winn as directors of the Company will expire at the time of the 1999 Annual Meeting. The Company proposes the re-election of Messrs. Ackerman, Winn, Ostrovsky, and Hill for a term ending at the 2000 Annual Meeting.

Although all of the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board of Directors may designate.

DON E. ACKERMAN, 65, Chairman of the Board of Directors and a director since the Company was founded in 1983, is currently the President of Chandelle Ventures, Inc., a private investment company. Mr. Ackerman serves as a director of Schlumberger Ltd.

JOHN G. HILL, 58, a director of the Company since his appointment by the Board in January 1998, has been a general partner of Hill Carman Ventures since it was founded in 1981. Hill Carman Ventures is a venture capital investment firm. Mr. Hill serves as a director of SCC Communication, Inc.

ABRAHAM OSTROVSKY, 56, a director of the Company since his appointment by the Board on March 31, 1999, is Chairman of JetForm Corporation. Mr. Ostrovsky joined JetForm in 1991 as Chief Operating Officer and became Chief Executive Officer in 1992. He resigned as CEO in December 1995. Since that time Mr. Ostrovsky joined Compressent as Chairman and CEO in March 1996. He resigned both positions with Compressent in December 1997.

PAUL T. WINN, 54, President and Chief Executive Officer of the Company since his employment with Genicom in April 1990, has been a director since May 1990. Mr. Winn resigned as a director of Indigo NV in 1998.

                       CERTAIN INFORMATION CONCERNING THE
                     BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held 8 meetings during the fiscal year ended January 3, 1999. All of the members of the Board of Directors who were directors during the 1998 fiscal year attended 100% of the Board of Directors meetings plus meetings of committees of which they were members. In addition, the Board of Directors took action by unanimous consent on numerous occasions during the fiscal year ended January 3, 1999.

The Board of Directors has an Audit Committee which is responsible for reviewing the adequacy of the Company's internal accounting controls, as well as the independent auditors' proposed audit scope, conducting a post-audit review of the audit findings and the Company's financial statements and performing other oversight functions as requested by the Board of Directors. During the 1998 fiscal year, the Audit Committee, which was composed of Messrs. Ackerman and Hill, held 1 meeting.

During the 1998 fiscal year, the Board of Directors did not have a nominating committee or a compensation committee. Matters normally considered by such committees were handled by the full Board of Directors.

For the 1998 fiscal year, the Chairman of the Board of Directors received annual compensation of $65,000. For the 1999 fiscal year, the Chairman will not receive annual compensation. For the 1998 fiscal year, directors who were not employees of the Company received annual compensation of $20,000. For the 1999 fiscal year, directors who are not employees of the Company will receive annual compensation of $20,000. Non-employee directors have also received stock option grants from time to time consistent with the Non-Employee Directors Stock Option Plan. Mr. Hill was granted an option to purchase 10,000 shares at the time of his appointment to the Board and another option for 10,000 shares in December 1998. Mr. Ackerman also received an option grant of 10,000 shares in December. Mr. Ostrovsky received a option grant for 10,000 shares at the time of his appointment to the Board. The exercise price of all options granted to non-employee members of the Board has been the fair market value of the Common Stock at the date of the grant of the option. Options granted to directors generally vest over three to five years, although vesting may be accelerated by the Board in the event of a change in the control of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The Summary Compensation Table on page 6 reports the compensation for the past three years of the Company's Chief Executive Officer ("CEO"), and the Company's four most highly compensated executives other than the Chief Executive Officer ("named executive officers"), who were serving as executives at the end of the l998 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM COMPENSATION
                                                                                ------------------------------------------
                                              ANNUAL COMPENSATION                  AWARDS                    PAYOUTS
                                  ----------------------------------------------------------------------------------------
                                                                    Other
 Name                                                              Annual       Restricted                                 All Other
 And                                                               Compen-        Stock                         LTIP        Compen-
Principal                                                         sation        Award(s)      Options/        Payouts       sation
Position                   Year     Salary ($)   Bonus ($)(a)     ($)(b)          ($)         SARs(#)           ($)         ($)(c)
------------------------------------------------------------------------------------------------------------------------------------
P. T. WINN                 1998      398,154        359,000         16,522                      60,000                      502,148
President and              1997      340,000        329,000         16,196                     120,000                       45,120
CEO                        1996      333,269              0         16,426                      20,000                       88,705

J. C. GALE                 1998      210,061         38,300         17,241                      40,000                       12,150
Sr. V-Pres                 1997      191,500        113,300         11,606                      15,000                       12,150
Finance and CFO            1996      188,808              0         17,537                      13,160                        9,646

M. D. DU RANG (d)(e)       1998      190,944              0          1,969                      18,715                        6,562
V-Pres and Gen Mgr.        1997      182,524         14,509          1,860                       8,000                        3,327
Intl. Subsidiaries         1996       51,447              0          6,417                      10,000                       15,158

B. G. BUTTNER              1998      130,000         42,949         16,513                       8,863                        5,710
V-Pres and Gen Mgr.        1997      130,000         29,500         17,316                       5,000                        5,119
Annuities                  1996      130,000              0         16,826                       3,000                        5,119

H. L. MCILROY              1998      141,538         16,250         17,049                      28,863                        2,948
COO - Document             1997      130,000         16,250         11,192                      10,000                        6,390
Solutions company          1996      127,450         14,010         10,337                      13,160                      109,151


(a) Bonus amounts include: Mr. Winn: 1998 - $119,000 management award earned in 1997 and paid in 1998 and $240,000 special award earned in 1997 and paid in 1998; 1997 - $119,000 1997 incentive compensation and $210,000 1997 special award; Mr. Gale: 1998 - $38,300 management award earned in 1997 and paid in 1998; 1997 - $38,300 1997 incentive compensation and $75,000 1997 special award; Mr. Du Rang: 1997 - $14,509 1997 performance bonus; Mr. Buttner: 1998 - $26,500 performance bonus earned in 1997 and paid in 1998 and $16,449 1998 performance bonus; 1997 - $19,500 1997 performance bonus and $10,000 1997 special award; Mr. McIlroy: 1998 - $16,250 management award earned in 1997 and paid in 1998; 1997 - $16,250 1997 incentive compensation; 1996 - $14,010 incentive compensation earned in 1995 and paid in 1996.

(b) Includes for Mr. Winn: $9,228 for auto allowance in 1998 and 1997 and $7,294 and $5,799 for other travel in 1998 and 1997, respectively. Includes for Mr. Gale: $9,228 for auto allowance in 1998 and 1997 and $8,013 for other travel in 1998. Includes for Mr. Du Rang: $1,969 and $1,860 for auto allowance in 1998 and 1997, respectively. Includes for Mr.
     Buttner: $9,228 for auto allowance in 1998 and 1997 and $7,285 and $5,799 for other travel in 1998 and 1997, respectively. Includes for Mr. McIlroy:
     $9,228 for auto allowance in 1998 and 1997 and $7,821 and $1,964 for other travel in 1998 and 1997, respectively.

(c) Includes for Mr. Winn: $37,751, $35,724 and $79,059 for temporary living expenses in 1998, 1997 and 1996, respectively, $4,896 for life insurance premiums in 1998, 1997 and 1996, respectively, $4,500, $4,500, and $4,750 for 401(k) matching contributions in 1998, 1997 and 1996, respectively, and $455,000 which was accrued for Mr. Winn's supplemental retirement plan in 1998. Includes for Mr. Gale: $7,649, $7,650 and $4,896 for life insurance premiums in 1998, 1997 and 1996, respectively and $4,500, $4,500 and $4,750 for 401(k) matching contributions in 1998, 1997 and 1996, respectively. Includes for Mr. Du Rang: $6,562, $3,327 and $15,158 for insurance premiums in 1998, 1997 and 1996, respectively. Includes for Mr.
     Buttner: $1,210, $731 and $731 for life insurance premiums in 1998, 1997 and 1996 and $4,500, $4,388 and $4,388 for 401(k) matching contributions in 1998, 1997 and 1996, respectively.

     Includes for Mr. McIlroy: $102,485 for relocation expenses in 1996, $2,948, $1,890 and $1,916 for life insurance premiums in 1998, 1997 and 1996 and $4,388, $4,500 and $4,750 for 401(k) matching contributions in 1998, 1997 and 1996, respectively.

(d)  Mr. Du Rang joined Genicom in October 1996.

(e) In translating 1998 compensation for Mr. Du Rang an average exchange rate of .027583 per Belgian Franc was used. In translating 1997 compensation for Mr. Du Rang from local currency to US dollars, the following average exchange rates were used: Belgian Franc: .02797, Italian Lira: .000587, British Pound: 1.6452. The following exchange rate was used to compute Mr. Du Rang's 1996 compensation: Belgian Franc: .0317.

OPTION/SAR GRANTS TABLE

The Company has in effect the 1997 Stock Option Plan pursuant to which options to purchase Common Stock of the Company may be granted to officers and other key employees of the Company and its subsidiaries. The table below shows stock option grants during the 1998 fiscal year to the CEO and the named executive officers. Unless otherwise noted, all of the stock option grants were non-statutory.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                   Potential Realizable Value
                                                                                   at Assumed Annual Rates of
                                                                                   Stock Price Appreciation
                                               Individual Grants                      for Option Term ($)
                ---------------------------------------------------------------------------------------------
                    Number of
                    Securities    % of Total
                    Underlying   Options/SARs
                     Options/     Granted to    Exercise or  Market
                       SARs       Employees      Base Price   Price   Expiration
Name                Granted(a)  in Fiscal Year    ($/Sh)     ($/Sh)      Date       0%       5%        10%
-------------------------------------------------------------------------------------------------------------
P. T. WINN            60,000        8.18%         2.281      2.281    12-14-2008    0      86,070    218,119
J. C. GALE             9,227        1.26%         7.875      7.875     1-26-2008    0      45,697    115,805
J. C. GALE            10,773        1.47%         8.625      8.625     5-19-2008    0      58,435    148,086
J. C. GALE            20,000        2.72%         2.281      2.281    12-14-2008    0      28,690     72,706
M.P. DU RANG           5,866         .80%         7.875      7.875     1-26-2008    0      29,051     73,622
M.P. DU RANG           6,849         .93%         8.625      8.625     5-19-2008    0      37,150     94,146
M.P. DU RANG           6,000         .82%         2.281      2.281    12-14-2008    0       8,607     21,812
B.G. BUTTNER           4,089         .55%         7.875      7.875     1-26-2008    0      20,251     51,320
B.G. BUTTNER           4,774         .65%         8.625      8.625     5-19-2008    0      25,895     65,623
H.L. MCILROY           4,089         .55%         7.875      7.875     1-26-2008    0      20,251     51,320
H.L. MCILROY           4,774         .65%         8.625      8.625     5-19-2008    0      25,895     65,623
H.L. MCILROY          20,000       02.72%         2.281      2.281    12-14-2008    0      28,690     72,706

(a) The options vest at a 20% annual rate beginning one year after the grant date.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

The table below shows information concerning the fiscal year-end value of unexercised options held by the named executive officers.


    AGGREGATED OPTION/SAR EXERCISES IN LAST FY AND FY-END OPTION/SAR VALUES

                                                                  Number of
                                                                  Securities              Value of
                                                                  Underlying             Unexercised
                                                                  Unexercised           In-The-Money
                                                                Options/SARs at        Options/SARs at
                                                                  FY-End (#)            FY-End ($)(a)

                     Shares Acquired                             Exercisable/           Exercisable/
 Name                on Exercise (#)   Value Realized ($)        Unexercisable          Unexercisable
---------------------------------------------------------------------------------------------------------
 P. T. WINN                 0                   0               452,000/198,000        497,000/198,000
 J. C. GALE                 0                   0                72,264/66,896          83,241/3,283
 M. P. DU RANG              0                   0                3,600/33,226              8,373/0
 B. G. BUTTNER              0                   0                46,100/22,263          54,318/6,564
 H. L. MCILROY              0                   0                31,932/51,359          42,182/5,345

(a)  Based on fair market value of $2.219 per share at fiscal year end.

            EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

The Company has an employment agreement with Mr. Winn, the President and CEO. Upon termination without cause, the Company will pay Mr. Winn the then existing base salary and benefits until the earlier of twenty-four months or the date of his employment with another entity. In the event Mr. Winn becomes employed prior to the end of the twenty-four month severance period, the Company will pay 25% of the remaining unpaid monthly payments in final settlement and benefits would cease. In 1998, a Supplemental Retirement Plan was approved for Mr. Winn by the Board of Directors. Benefits are payable when Mr. Winn becomes 55, if there is a change in control of the Company or on a basis comparable to his employment contract should he be terminated.

The named executive officers have been granted options under the Company's stock option plans. These plans include a provision accelerating exercisability of the options in the event the Company terminates the officer's employment within 13 months following a change of control in the Company. The same provision applies if the officer leaves the Company during this time period following a reduction in compensation or responsibilities.

                 COMPENSATION REPORT OF THE BOARD OF DIRECTORS

The Board of Directors (the "Board") is currently responsible for setting overall policies that govern the Company's compensation programs, administering the Company's stock option plans and incentive compensation plans, and establishing the cash compensation and special benefits of executive officers.

The Board's philosophy regarding executive compensation seeks to align executive compensation with the Company objectives, business strategy, management initiatives, business financial performance and the competitive market for executive talent in the Company's industry. To implement this philosophy, the focus is on the following goals and objectives:

- To attract and retain key executives critical to the long-term success of the Company and each of its business units.
- To reward executives for long-term strategic management and the enhancement of stockholder value.
- To integrate compensation programs with both the Company's annual and long-term strategic planning processes.
- To provide a performance-oriented environment that rewards performance, not only with respect to Company goals, but also Company performance as compared to industry performance.

ANNUAL COMPENSATION

The annual executive compensation program consists of salary, management awards, incentive awards and officer perquisites. The Board determines salary ranges for executive officers based on surveys of salary data regarding similar positions held by executives in similar-sized companies in the information technology industry (although some of those companies may not be included in the Computers, Subsystems and Peripherals Industry Group referred to in the Performance Graph). The Board intends for salaries to remain at or near the industry median. Actual salary changes are primarily based upon individual performance, Company financial performance and the survey of salary data. Adjusting for market changes, some executive salaries were raised in fiscal year 1998.

The Board has authorized the CEO to pay special management awards to, among others, executive officers to reward notable achievements that contribute to significant improvements in quality, productivity, customer service, cost control, or the work environment. During 1998, a total of $480,937 in such awards were paid to 198 employees.

The Company also provides annual compensation to its employees through the GENICOM Retirement Savings Plan ("Savings Plan"), which is qualified under
Section 401(k) of the Internal Revenue Code. The Company, at its option, may contribute an amount approximating $.50 for each $1.00 contributed by participants to the Savings Plan, up to 6% of the participant's annual salary (or a maximum of $9,000).

INCENTIVE COMPENSATION

In fiscal year 1998, the Company adopted an Incentive Compensation Plan ("IC Plan"). Similar plans have been used by the Company for many years. Under the IC Plan, the Board reviews and approves the participation of executive officers and key employees. Payments are contingent upon the Company's substantial achievement of certain corporate performance criteria. If these objectives are met, the payment is determined by the achievement of a combination of corporate goals and specific functional objectives. Corporate goals are weighted at 70% of the aforementioned combination, while functional objectives comprise 30%. Corporate goals focus on the Company's sales, net income, working capital investment and debt levels, while the functional objectives vary depending on the officer's position. The Board approves these criteria each year.

The IC Plan is funded from a pre-set portion of the Company's pre-tax net income. The Board approves the IC Plan award value each year as a percentage of base salary. Each participant, depending on position, could potentially receive an award equal to a percentage of salary ranging from 15% all the way up to 80%, in the case of the CEO. The Board has broad authority to alter the manner in which payments are made in any given year, based on performance. The Board did not authorize any payments relating to the Company's IC Plan during 1998.

LONG TERM INCENTIVE COMPENSATION

Under the 1997 Stock Option Plan, the Board grants stock options from time to time with the objective of aligning executive officers' long-range interests with those of the stockholders. Management makes recommendations to the Board regarding the number of stock options awarded and to whom the stock options are given. Management considers the amount and terms of the options already held by the executive officer. Management's methodology in making recommendations is not based on specific criteria. Instead, its goal is to achieve the retention of key employees by providing them with the opportunity to, over time, receive significant additional compensation if the value of the Company's Common Stock increases. The Board believes that the 1997 Stock Option Plan encourages superior performance that can result in significantly enhanced stockholder value.

CHIEF EXECUTIVE OFFICER COMPENSATION

The Board determined the CEO's compensation for fiscal year 1998. The CEO's salary was primarily based upon the Company's financial performance and, to a lesser extent, salary surveys of CEOs employed by companies with comparable sales and upon the Board of Directors' review of the CEO's performance. Due to the Company's performance and competitive market changes in 1997, the Board increased the CEO's salary in 1998.

The CEO was paid $359,000 in fiscal year 1998 for certain 1997 awards. This payment related to a 1997 management award of $119,000 and a 1997 special award of $240,000.

The Board grants stock options to the CEO from time to time under the Company's 1997 Stock Option Plan in order to promote long-term retention and to balance the risk/reward element of the position. In determining the number of stock options to be awarded in fiscal year 1998, the Board considered the amount concurrently awarded to the Company's other officers and the performance of the CEO. In addition, the Board considered the number and potential value of unvested options held by the CEO and the extent to which these unvested options provide an appropriate incentive to the CEO to remain in the Company's employ. In December 1998, the Board granted the CEO an option to purchase 60,000 shares of Common Stock.

DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986 places a $1 million per person limitation on the tax deduction the Company may take for compensation paid to its Chief Executive Officer and its four other highest paid employees unless, in general, the compensation constitutes performance-based compensation as defined by the Internal Revenue Code. To the extent that any future Company compensation might exceed this limitation, it is expected that such case would represent isolated, nonrecurring situations arising from special circumstances. The Board expects to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent possible.

                               BOARD OF DIRECTORS
                           Don E. Ackerman, Chairman
                                  John G. Hill
                               Abraham Ostrovsky
                                  Paul T. Winn




                               PERFORMANCE GRAPH

Set forth on page 12 is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the National Association of Securities Dealers Automated Quotations ("NASDAQ") Stock Index and the Computers, Subsystems and Peripherals Industry Group created by Media General Financial Services, Inc.

                  Comparison of Five-Year Cumulative Return
                          Among GENICOM Corporation,
                          NASDAQ Stock Index and the
             Computers, Subsystems and Peripherals Industry Group

       Measurement Period                                                          Computers, Subsystems
       ------------------                                                             and Peripherals
      (Fiscal Year Covered)         GENICOM Corporation     NASDAQ Stock Index         Industry Group
      ---------------------         -------------------     ------------------         --------------
   Measurement Point 12/31/93               100                     100                     100

          FYE 12/31/94                     200.00                 104.99                   104.94
          FYE 12/30/95                     410.00                 136.18                    97.49
          FYE 12/29/96                     300.00                 169.23                    97.13
          FYE 12/31/97                     920.00                 207.00                   115.07
          FYE 12/31/98                     177.50                 291.96                   143.67

                              CERTAIN TRANSACTIONS

OFFICERS. On August 26, 1996, the Company extended Mr. Winn a loan in the amount of $175,000. Under the terms of the promissory note, the principal amount, plus interest accrued at a rate of 5.1875% per annum, was due on March 31, 1997. The due date was subsequently extended to May 15, 1997. On March 31, 1997, Mr. Winn paid in full the principal amount plus interest owed.


        COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES AND EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms.

Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Form 5's were required for them, the Company believes that during fiscal year 1998 all filing requirements applicable to its officers, directors, and greater than 10 percent beneficial owners were complied with.



                 PROPOSAL 1 - TO INCREASE THE NUMBER OF SHARES
           OF COMMON STOCK ISSUABLE UNDER THE 1997 STOCK OPTION PLAN


INTRODUCTION

The Company's 1997 Stock Option Plan (the "Option Plan") provides for grants of stock options to employees of the Company selected by the Board of Directors (the "Board"). The Board believes that the Option Plan has been and continues to be an important incentive in attracting, retaining and motivating key employees who are and will be necessary to the successful conduct of the business and affairs of the Company. It is also believed that stock options granted to such employees under this Option Plan will strengthen their desire to remain employed with the Company and will further the alignment of those employees' interests with those of the Company's stockholders.

On March 31, 1999, the Board of Directors approved an amendment, subject to stockholder approval, to increase the number of shares of Common Stock issuable under the Option Plan by 600,000 shares. As of January 3, 1999 the Option Plan and its predecessor, the Genicom Corporation Stock Option Plan, as amended and restated effective February 7, 1991, and as subsequently amended, had a total of 142 participants out of approximately 1,511 currently eligible employees.
As of January 3, 1999, options covering 831,745 shares were outstanding under the Option Plan and no shares have been acquired upon exercise. Of the shares previously approved by stockholders for issuance under the Option Plan, 223,452 shares remain available for future option grants. The increase in the number of shares subject to the Option Plan will permit the Board to exercise needed flexibility in the administration of the Option Plan and the granting of options thereunder.

The Board of Directors believes that the addition of 600,000 shares to the Option Plan reserve will be sufficient to meet the Company's needs for the near term and has approved the addition of these shares subject to stockholder approval. The Board believes that approval of the addition of these shares to the

Option Plan reserve is in the best interest of the Company and its stockholders. Because officers and directors who are employees of the Company are eligible to receive option grants under the Option Plan, each officer and director who is an employee of the Company has an interest in and may benefit from the approval of Proposal 1.

ADMINISTRATION OF THE STOCK OPTION PLAN

The Board administers the Option Plan and determines the following: (i) the Company's employees that shall be granted options; (ii) the number of shares covered by each option; (iii) whether options are non-statutory stock options or incentive stock options; (iv) the time or times that options are granted;
(v) the time or times that options become exercisable; and (vi) the form of consideration that may be used to pay for shares upon exercise of an option. The Board is also responsible for other questions involving the administration and interpretation of the Option Plan.

GRANTING OF OPTIONS; EXERCISE

Stock options granted under the Option Plan may be non-statutory stock options or incentive stock options, as described in Section 422 of the Internal Revenue Code. The option price of shares of Common Stock covered by incentive stock options granted under the Option Plan may not be less than 100% of the Common Stock's fair market value on the option grant date (110% of fair market value if the stock option is an incentive stock option that is granted to an employee who is a 10% or greater stockholder of the Company). The Board of Directors may grant non-statutory stock options under the Option Plan with an option price not less than 85% of the Common Stock's fair market value on the grant date. Options granted generally become exercisable at the rate of 20% per year beginning on the first anniversary of the option grant date.

FEDERAL INCOME TAX CONSEQUENCES

Incentive stock options are intended to qualify for favorable Federal income tax treatment, while non-statutory stock options are not. An optionee does not incur Federal income tax when granted a non-statutory stock option or incentive stock option. Upon exercise of a non-statutory stock option, an optionee generally recognizes taxable income, which is subject to income tax withholding by the Company, equal to the difference between the Common Stock's fair market value on the exercise date and the option price. Upon exercising an incentive stock option, an optionee generally does not recognize taxable income, unless subject to the alternative minimum tax.

The Company usually is entitled to a business expense deduction at the time and in the amount that the recipient of an option recognizes ordinary income in connection with the option. This usually occurs upon the exercise of non-statutory stock options. No deduction is allowed in connection with an incentive stock option, unless the optionee disposes of Common Stock received upon exercise in violation of the holding period requirements set forth in the Internal Revenue Code.

BOARD OF DIRECTORS' RECOMMENDATION

The Board of Directors recommends a vote "FOR" Proposal 1 to increase the number of shares issuable under the 1997 Stock Option Plan.

                      PROPOSAL 2 - TO RATIFY SELECTION OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors has selected PricewaterhouseCoopers L.L.P. to serve as independent certified public accountants of the Company for the 1999 fiscal year and has directed a vote of stockholders be taken to ascertain their approval or disapproval of that selection. In the event the stockholders do not ratify the appointment of PricewaterhouseCoopers L.L.P., the Board of Directors will consider selection of other qualified independent certified public accountants.

BOARD OF DIRECTORS' RECOMMENDATION

The Board of Directors recommends a vote "FOR" Proposal 2 to ratify the selection of PricewaterhouseCoopers L.L.P. as the Company's independent certified public accountants for the 1998 fiscal year.

Representatives of PricewaterhouseCoopers L.L.P. will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.


                                 OTHER BUSINESS

If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper. Presently management does not know of any other business which will be presented at the meeting.


                   PROPOSALS BY STOCKHOLDERS FOR PRESENTATION
                                AT 2000 MEETING

Proposals that any stockholder intends to present at the 2000 Annual Meeting of Stockholders must be received by the Company no later than February 25, 2000, for inclusion in the Company's proxy statement relating to that meeting.

                                              By Order of the Board of Directors


                                                /s/ Robert L. Burrus

April 9, 1999                                 Robert L. Burrus, Jr., Secretary

FRONT OF PROXY CARD:
--------------------


P R O X Y                     GENICOM CORPORATION
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 1999

     The undersigned, having received the Annual Report to the Stockholders and the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated April 9, 1999, hereby appoints Don E. Ackerman, John G. Hill, Abraham Ostrovsky, and Paul T. Winn and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and vote the shares of Common Stock of GENICOM Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 19, 1999 at 2:00 p.m., Eastern Daylight Time, and any adjournment thereof, and especially to vote:

    1. ELECTION OF DIRECTORS            WITHHOLD AUTHORITY

    FOR all nominees listed below  X    to vote for all nominees listed below  X

             DON E. ACKERMAN, JOHN G. HILL, ABRAHAM OSTROVSKY, PAUL T. WINN

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW

--------------------------------------------------------------------------------
    2. PROPOSAL 1 - To consider and vote upon an amendment to the Company's
       1997 Stock Option Plan to increase the number of shares of Common Stock issuable under the Plan by 600,000 shares.

       X  FOR                        X  AGAINST                       X  ABSTAIN

    3. PROPOSAL 2 - To ratify the selection of PricewaterhouseCoopers L.L.P. as the Company's independent certified public accountants for fiscal year 1999.

       X  FOR                        X  AGAINST                       X  ABSTAIN



BACK OF PROXY CARD:
-------------------

    4. IN THEIR DISCRETION the proxies are authorized to vote upon such other business as may properly come before the meeting.

     IN THE BALLOT PROVIDED FOR THAT PURPOSE, IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN THE PROXY STATEMENT AS DIRECTORS AND FOR PROPOSALS 1 AND 2 AS DESCRIBED IN THE PROXY STATEMENT.

     Any proxy or proxies previously given for the meeting are revoked.

                                Dated:                        , 1999
                                      ------------------------

                                ----------------------------------
                                          (Signature)


                                ----------------------------------
                                    (Signature if held jointly)

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title of each. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.